Exhibit (a)(5)(vii)

QATAR TELECOM (QTEL) Q.S.C. ANNOUNCES FINAL

RESULTS OF TENDER OFFERS IN INDONESIA AND THE

UNITED STATES

Doha & Jakarta, February 20, 2009 – Qatar Telecom (Qtel) Q.S.C. (“Qtel”) today announced the final results of its concurrent tender offers, through its wholly-owned subsidiary Indonesia Communications Pte. Ltd., to acquire Series B Shares of PT Indosat Tbk. (IDX: ISAT; NYSE: IIT), an Indonesian company (“Indosat” and, such shares, “Series B Shares”), pursuant to an Indonesian offer, and to acquire American Depositary Shares representing Series B Shares (“ADSs”) pursuant to a U.S. offer. The offers expired at 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009. In the aggregate, Qtel had offered to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the offers, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs) of Indosat.

Based on the final tabulation provided by The Bank of New York Mellon, the ADS tender agent for the U.S. offer, and PT Danareksa Sekuritas, the share tender agent for the Indonesian offer, a total of 17,705,799 ADSs were validly tendered into the U.S. offer and not withdrawn, and a total of 1,439,620,500 Series B Shares were validly tendered into the Indonesian offer and not withdrawn, representing an aggregate of 2,324,910,450 Series B Shares (including Series B Shares underlying ADSs). Each ADS represents fifty (50) Series B Shares.

Because the number of Series B Shares (including Series B Shares underlying ADSs) tendered into the offers exceeds the aggregate number of Series B Shares that Qtel offered to purchase in the offers, the proration rules will apply pursuant to the terms of the offers. The proration factor is approximately 56.54%.

Applying the proration factor, Qtel announced that it has accepted for purchase 10,010,572 ADSs at the offer price of US$31.0055 per ADS (which is the U.S. dollar equivalent of Indonesian Rupiah 369,400) and 813,938,000 Series B Shares at the offer price of Indonesian Rupiah 7,388 per Series B Share. After consummation of the offers, Qtel will beneficially own approximately 65% of the outstanding Series B Shares (including the Series B Shares underlying ADSs).

Settlement of the offers will occur on or prior to March 5, 2009. Payment for the ADSs validly tendered and accepted for purchase in the U.S. offer will be made in U.S. dollars, and payment for the Series B Shares accepted for purchase in the Indonesian offer will be made in Indonesian Rupiah. All tendered ADSs and Series B Shares that were not accepted for purchase in the offers will be returned to the tendering holders.

Pursuant to the terms of the U.S. offer, the purchase price for ADSs was converted from Indonesian Rupiah to U.S. dollars based on the “Applicable Exchange Rate” of Indonesian Rupiah 11,914 for US$1.00, which is the average of the U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at: http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/

About Qtel

Qatar Telecom (Qtel), a corporation organized under the laws of Qatar and headquartered in Doha, Qatar, is Qatar’s sole telecommunications provider and one of the largest public companies in that country. Qtel provides a wide range of telecommunications products including, among others, national and international GSM mobile services, internet and cable television services. Qtel’s shares are listed and traded on the Doha Securities Market and the Abu Dhabi Securities Market, and the Global Depository Receipts of Qtel are traded on the London Stock Exchange.

Forward-looking Statements

Statements contained in this press release that are not historical facts may be “forward-looking” statements. To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases. These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which would cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives and to maintain quality, resilience and service support. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.

Press Contacts

For Qtel	International PR	Indonesia PR
Nick Swierzy +974 559 9686 NSwierzy@qtel.com.qa	Diana Footitt +852 9183 0667 diana.footitt@fd.com Laurel Teo +65 8228 1061 laurel.teo@fd.com	Dian Safitri +62 811 852 004 dian.safitri@inkemaris.com Armand Maris +62 812 825 0440 armand.maris@inkemaris.com